Exhibit 99.1

INDEX OF FINANCIAL STATEMENTS

Description	Page
Report of Independent Registered Public Accounting Firm	2

Statement of Assets Acquired and Liabilities Assumed at July 30, 2010	3

Notes to Statement of Assets Acquired and Liabilities Assumed	4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Heritage Financial Corporation

Olympia, Washington

We have audited the accompanying statement of assets acquired and liabilities assumed by Heritage Bank (the “Bank”), a wholly owned subsidiary of Heritage Financial Corporation (the “Company”), pursuant to the Purchase and Assumption Agreement, dated July 30, 2010, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by Heritage Bank pursuant to the Purchase and Assumption Agreement dated July 30, 2010, is presented fairly, in all material respects, on the basis of accounting described in Note 1.

/s/ KPMG LLP

Seattle, Washington

October 15, 2010

Statement of Assets Acquired and Liabilities Assumed

July 30, 2010
(in thousands)
Assets
Cash and cash equivalents	$74,073
Investment securities	33,660
Loans covered by loss sharing	142,974
Loans not covered by loss sharing	2,334
Federal Home Loan Bank stock	1,187
Accrued interest receivable	738
FDIC indemnification asset	16,084
FDIC receivable	70,789
Core deposit intangible	1,678
Other assets	1,237

Total assets acquired	$344,754

Liabilities
Deposits	$343,894
Deferred tax liability	153
Other liabilities	422

Total liabilities assumed	344,469

Net assets acquired	$285

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Heritage Financial Corporation (the “Company”) is a bank holding company incorporated in the State of Washington in August 1997. The Company is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiaries: Heritage Bank and Central Valley Bank. Heritage Bank (the “Bank”) is a Washington-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) under the Deposit Insurance Fund (“DIF”). Heritage Bank conducts business from its main office in Olympia, Washington and its 23 branch offices located in western Washington and the greater Portland, Oregon area. Central Valley Bank is a Washington-chartered commercial bank whose deposits are insured by the FDIC under the DIF. Central Valley Bank conducts business from its main office in Toppenish, Washington, and its five branch offices located in Yakima and Kittitas counties in central Washington.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and practices in the financial services industry.

As described in Note 2, the Bank acquired certain assets and assumed certain liabilities of the former Cowlitz Bank in a FDIC-assisted transaction (the “Cowlitz Acquisition”) on July 30, 2010. The acquisition of the net assets of Cowlitz Bank constitutes a business acquisition as defined by the Business Combinations topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including the FDIC indemnification asset and identifiable intangible assets, and the assumed liabilities in the Cowlitz Acquisition were measured and recorded at the July 30, 2010 acquisition date.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents - Cash and cash equivalents include cash and due from banks, and interest-earning deposits with banks and the Federal Reserve Bank. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Investment securities - The fair value for each purchased security was based upon the assumptions market participants would use in pricing the security. Such assumptions include observable and unobservable inputs such as quoted market prices, dealer quotes and discounted cash flows.

Federal Home Loan Bank stock - The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the par value.

Loans – The majority of loans acquired in the Cowlitz Acquisition are under the terms of the FDIC shared-loss agreements (each, a “shared-loss agreement” and collectively, the “shared-loss agreements”), whereas we will be reimbursed for a substantial portion of any future losses. The loans subject to the terms of the shared-loss agreements are referred to as “covered loans.” The loans not subjected to the terms of the shared-loss agreements are referred to as “non-covered loans.” Together, the covered loans and non-covered loans represent the “acquired loans.”

At the July 30, 2010 acquisition date, we estimated the fair value of the Cowlitz Acquisition loan portfolio was $145.3 million, which represents the discounted expected cash flows from the portfolio. The estimated fair value of the covered loans was $143.0 million. The estimated fair value of the non-covered loans was $2.3 million. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in the Cowlitz Acquisition loan portfolio at the acquisition date.

In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. Other factors expected by market participants were considered in determining the fair value of acquired loans, including loan pool level estimated cash flows, type of loan and related collateral, risk classification status (i.e. performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing and current discount rates.

Core deposit intangible - In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships. Based on this valuation, the core deposit intangible asset will be amortized over the projected useful lives of the related deposits on an accelerated basis over 9 years.

FDIC indemnification asset - The FDIC indemnification asset is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories. For example, the FDIC indemnification asset related to estimated future loan losses is not transferable should we sell a loan prior to foreclosure or maturity. The $16.1 million fair value of the FDIC indemnification asset represents the present value of the estimated cash payments (net of amount owed to the FDIC) expected to be received from the FDIC for future losses on covered assets based on the credit adjustment on estimated cash flows for each covered asset pool and the loss sharing percentages. The ultimate collectability of the FDIC indemnification asset is dependent upon the performance of the underlying covered loans, the passage of time and claims paid by the FDIC.

Deposit liabilities - The fair values used for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow method that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities of such time deposits.

Deferred taxes - The deferred income taxes relate to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. Deferred taxes are reported based upon the principles in FASB ASC Topic 740: Income Taxes, and are calculated based on the estimated federal income tax rates currently in effect for the Company, which is consistent with market participant expectations.

Use of Estimates

Management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the assets acquired and liabilities assumed in the Cowlitz Acquisition. Actual results could differ from those estimates. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

2.	FDIC-ASSISTED ACQUISITION

On July 30, 2010 the Bank acquired certain assets and assumed certain liabilities of Cowlitz Bank from the FDIC in an FDIC-assisted transaction. As part of the Purchase and Assumption Agreement, the Bank and the FDIC entered into shared-loss agreements, whereby the FDIC will cover a substantial portion of any future losses on loans (and related unfunded loan commitments) and accrued interest on loans for up to 90 days. We refer to the acquired loans subject to the shared-loss agreements as “covered loans.” Under the terms of the shared-loss agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries. The shared-loss agreement for commercial and single family residential mortgage loans is in effect for five years and ten years, respectively, from the July 30, 2010 acquisition date and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date. All of the loans acquired in the Cowlitz Acquisition are covered loans other than unpaid principal balance of approximately $2.3 million in consumer loans for which the FDIC has no reimbursement obligation.

The Bank purchased certain assets of Cowlitz Bank from the FDIC including (at fair value) approximately $145.3 million in loans, $74.1 million of cash and cash equivalents, $33.7 million in investment securities, $1.2 million in FHLB stock and $1.2 million in other assets. The Bank also assumed liabilities with fair value of approximately $343.9 million in deposits and $0.4 million of other liabilities of Cowlitz Bank from the FDIC. Cowlitz Bank was a full service commercial bank headquartered in Longview, Washington that operated nine branch locations, including seven in the state of Washington and two in the state of Oregon. We made this acquisition to expand our geographic footprint.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting (formerly the purchase method). The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the July 30, 2010 acquisition date. The application of the acquisition method of accounting resulted in the recognition of $285,000 in bargain purchase gain. A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the bargain purchase gain are as follows:

July 30, 2010
(in thousands)
Cowlitz Bank’s cost basis net liabilities on July 30, 2010	$(63,640)
FDIC receivable	70,789
Fair value adjustments:
Acquired loans	(24,211)
Core deposits intangible	1,678
FDIC indemnification asset	16,084
Time deposits	(262)
Deferred tax liability	(153)

Gain to be recognized from Cowlitz Acquisition	$285

The gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Cowlitz Acquisition as shown in the above table, cost basis net liabilities of $(63.6) million and a cash payment due from the FDIC of $70.8 million were transferred to us.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of Cowlitz Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of this option expires 90 days after July 30, 2010, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date.

3.	INVESTMENT SECURITIES AND FHLB STOCK

The Bank acquired $33.7 million of investment securities at estimated fair market value in the Cowlitz Acquisition. The acquired securities were predominantly U.S. Government agencies mortgage-backed securities and collateralized mortgage obligations and Municipal securities. The Bank also acquired $1.2 million in FHLB stock. The fair value of investment securities acquired is as follows:

July 30, 2010
(In thousands)
Municipal securities	$13,809
Mortgage backed securities and collateralized mortgage obligations:
U.S. Government agencies	18,684
Private residential collateralized mortgage obligations	1,167

Total	$33,660

Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of debt securities at July 30, 2010 is shown below by contractual maturity.

	One year	After One to Five Years	After Five to Ten Years	After 10 years	Total
	(dollars in thousands)
Municipal securities	$372	$1,795	$7,713	$3,929	$13,809
Mortgage backed securities and collateralized mortgage obligations:
U.S Government agencies	—	23	959	17,702	18,684
Private residential collateralized mortgage obligations	—	—	—	1,167	1,167

Total	$372	$1,818	$8,672	$22,798	$33,660

4.	ACQUIRED LOANS

At the July 30, 2010 acquisition date, we estimated the fair value of Cowlitz Bank’s loan portfolio at $145.3 million, which represents the expected cash flows from the portfolio. The loans subject to the shared-loss agreements had estimated fair value of $143.0 million. The composition of covered and non-covered loans at July 30, 2010 is as follows:

	Covered Loans	Non-Covered Loans	Total Acquired Loans	% of Total Acquired Loans
	(Dollars in thousands)
Commercial	$77,825	$—	$77,825	45.9%
Real estate mortgages:
One-to-four family residential	8,500	—	8,500	5.0
Five or more family residential and commercial properties	66,313	—	66,313	39.1

Total real estate mortgages	74,813	—	74,813	44.1
Real estate construction:
One-to-four family residential	426	—	426	0.3
Five or more family residential and commercial properties	6,042	—	6,042	3.6

Total real estate construction	6,468	—	6,468	3.9
Consumer	8,106	2,307	10,413	6.1

Total acquired loans	167,212	2,307	169,519	100.0%
Total (discount)/premium resulting from acquisition date fair value	(24,238)	27	(24,211)

Total loans at fair value	$142,974	$2,334	$145,308

At July 30, 2010, the unpaid principal balance of acquired loans, which were considered to have probable credit deterioration, totaled $151.3 million, including $10.9 million are revolving-type commercial loans for which the Company has elected to apply an accounting policy based on expected cash flows. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The estimated fair value of loans accounted for based on expected cash flows is $128.9 million. The nonaccretable difference represents an estimate of the credit risk in Cowlitz Bank’s loan portfolio at the acquisition date. The undiscounted contractual cash flows for these loans were $197.0 million. The undiscounted estimated cash flows not expected to be collected for these loans were $27.5 million. At July 30, 2010, the accretable yield was approximately $40.6 million.

At July 30, 2010, the unpaid principal balance of acquired revolving loans that did not have probable credit deterioration was $18.2 million. The estimated fair value of these loans was $16.3 million, which includes a discount of $1.9 million resulting from acquisition date fair value adjustments. The discount will be amortized on a level-yield basis.

The loans acquired in the Cowlitz Acquisition are and will continue to be subject to the Bank’s internal and external credit review. As a result, if credit deterioration is noted subsequent to the July 30, 2010 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for loan losses will be charged to earnings. If the loan was subject to the FDIC share-loss agreements, the Bank will record a partially offsetting noninterest income item reflecting the increase to the FDIC shared-loss receivable.

5.	DEPOSITS

Deposit liabilities assumed were composed of the following at July 30, 2010:

	July 30, 2010	Weighted Average Rate
	(dollars in thousands)
Non-interest demand deposits	$47,751	—%
NOW accounts	40,465	0.25
Money market accounts	20,512	0.85
Savings accounts	13,996	0.50

Total non-maturity deposits	122,724	0.28
Certificate of deposit accounts	220,908	2.00

Total deposits assumed	343,632	1.38%
Certificate of deposit fair value adjustment	262

Total deposits at fair value	$343,894

At July 30, 2010, scheduled maturities of time deposits were as follows:

Years Ending December 31,	July 30, 2010
(in thousands)
2010	$74,996
2011	92,124
2012	40,326
2013	7,672
2014	5,343
Thereafter	447

Total	$220,908

We recorded a $1.7 million core deposit intangible with an estimated 9-year life. The estimated amortization expense for the remainder of 2010 and for the subsequent five years is as follows:

Years Ending December 31,	Estimated Amortization Expense
(in thousands)
2010	$140
2011	320
2012	283
2013	245
2014	208
Thereafter	482

Total	$1,678

6.	DEFFERED INCOME TAXES

The deferred tax liability of $153,000 as of July 30, 2010 is related to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. For income tax purposes, the Cowlitz Acquisition will be accounted for as an asset purchase and the tax bases of assets acquired will be allocated based on fair values in accordance with the Internal Revenue Code and related regulations.

7.	SUBSEQUENT EVENTS

Subsequent events are events and transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. We have evaluated events and transactions occurring subsequent to July 30, 2010 through the date of filing of this report, and such evaluation resulted in no adjustments to the accompanying Statement of Assets Acquired and Liabilities Assumed.